EXHIBIT 99

FOR IMMEDIATE RELEASE              FOR FURTHER INFORMATION
                                   CONTACT:

                        DANIEL M. JUNIUS AT (978) 449-3416



            NEW ENGLAND BUSINESS SERVICE, INC.
       ANNOUNCES NEW SHARE REPURCHASE AUTHORIZATION
             AND PLANNED DIVIDEND INCREASE


GROTON, MA -October 27, 2003 - New England Business
Service, Inc. (NYSE: NEB) today announced two actions dealing with the use of the capital generated by the Company.

First, the Company's Board of Directors has authorized the repurchase of up to two million of the Company's shares.
The program is effective immediately and extends through November 30, 2006, replacing an expiring authorization.
Under the provisions of the authorization, share repurchases will be made on the open market or through privately negotiated transactions.

Under the expiring repurchase authorization, which was approved in October 2000, the Company repurchased approximately 1.1 million shares at an average price of $17.73 per share. The total number of the Company's shares currently outstanding is approximately 13,186,000.

Additionally, the Company announced that its Board of Directors plans to raise the regular quarterly cash dividend by 10 percent, or two cents per share, in the third fiscal quarter which begins in January 2004.

Robert J. Murray, Chairman and Chief Executive Officer commented, "The steps announced today continue our commitment to direct capital generated by the Company to our shareholders. The combination of renewing the capacity to repurchase shares and a planned increase in our dividend is driven by the expanding capabilities of the Company and the Board's confidence in the future of New England
Business Service."

New England Business Service, Inc. is a leading business-
to-business company with approximately 3.1 million active
small business customers in the United States, Canada, the
United Kingdom and France. The Company supplies a wide
variety of business products and services including checks,
forms and other printed material which are marketed through
direct mail, telesales, a direct sales force, dealers,
dedicated distributors and the Internet.  The Company also
designs, embroiders and sells specialty apparel products
through distributors and independent sales representatives
to the promotional products/advertising specialty industry,
primarily in the United States.   More information about
New England Business Service, Inc. is available at the
Company's web site, nebs.com.

This press release contains forward-looking statements.
These forward-looking statements reflect the Company's current expectations only, and the Company expressly disclaims any current intention to update such statements.
The Company's businesses are subject to various risks and uncertainties described in the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2003, on file with the Securities and Exchange Commission.

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